
F O R M 3                           U.S. Securities and Exchange Commission             OMB Approval
                                            Washington, D.C.  20549                     OMB Number                3235-0104
                                                                                        Expires:         September 30, 1998
                                                                                        Estimated ave.burden
                                                                                        hours per response .............0.5

                                  INITIAL  STATEMENT OF BENEFICIAL  OWNERSHIP OF
                          SECURITIES  Filed  pursuant  to  Section  16(a) of the
                          Securities Exchange Act of 1934,
                             Section17(a) of the Public Utility  Holding Company
                                    Act  of  1935  or   Section   30(f)  of  the
                                    Investment Company Act of 1940
--------------------------------------------------------------------------------------------------------

1.   Name and Address of Reporting Person       2.  Date of Event Requiring       3. IRS or Soc.Sec.No.
                                                    Statement (Month/Day/Yr)         of Reporting Person
                                                                                             (Voluntary)
         Welch       Andrew         J.                        11/30/1999
     _____________________________________           _______________________        __________________
         (Last)      (First)     (Middle)

         545 E. John Carpenter Frwy.
         Suite 1300
     _____________________________________       4. Issuer Name and Ticker or Trading
                    (Street)                        Symbol

                                                      FelCor Lodging Trust Incorporated  (FCH)
         Irving            TX       75062-0000
     _____________________________________           _______________________________________________
         (City)      (State)   (ZIP)

5.   Relationship of Reporting Person to Issuer      6.   If Amendment, Date of Original
     (Check all applicable)
       __________ Director   ________  10% Owner          ____________________________________
       ____X_____ Officer              Other                          (Month/Day/Year)

     (give title below)    (specify below)           7. Individual or Joint/Group Filing
                                                        (Check Applicable Line)
     Vice President & Treasurer
     _____________________________________              _X_ Form filed by one Reporting Person
                                                        ___ Form filed by more than one Reporting Person

* If the Form is filed by more than one Reporting
  Person, see Instruction 5(b)(v)
------------------------------------------------------------------------------------------------------------
             Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------
1.   Title of Security              2.    Amount of          3.     Ownership Form:   4.   Nature of Indirect
     (Instr. 4)                           Securities                Direct (D) or          Beneficial
                                          Beneficially              Indirect (I)           Ownership
                                          Owned (Instr. 4)          (Instr. 5)             (Instr. 5)

     Common Stock                              2,500                       D
     ----------------------------         ----------------          ----------------        -----------------
     Common Stock                              1,802.3816                  D
     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------

     ----------------------------         ----------------          ----------------        -----------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
         (Print or Type Responses)

Page 2


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               Table II - Derivative Securities Beneficially Owned
          (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------
1.   Title of                       2.  Date Exercisable and           3.  Title and Amount of Securities
     Derivative                         Expiration Date                    Underlying Derivative Security
     Security                           (Month/Day/Year)                   (Instr. 4)

                                    Date             Expiration                         Amount or Number
                                    Exercisable      Date              Title            of Shares

--------------------------          -----------      ----------        ---------------- --------------------
Option                               09/03/99          09/03/99         Common Stock      8,140
--------------------------          -----------      ----------        ---------------- --------------------
Option                               09/03/00          09/03/08         Common Stock      8,140
--------------------------          -----------      ----------        ---------------- --------------------
Option                               09/03/01          09/03/08         Common Stock      8,141
--------------------------          -----------      ----------        ---------------- --------------------
Option                               09/03/02          09/03/08         Common Stock      8,140
--------------------------          -----------      ----------        ---------------- --------------------
Option                               09/03/03          09/03/08         Common Stock      8,141
--------------------------          -----------      ----------        ---------------- --------------------
Option                               03/01/99          12/17/07         Common Stock        428
--------------------------          -----------      ----------        ---------------- --------------------
Option                               03/01/00          12/17/07         Common Stock        428
--------------------------          -----------      ----------        ---------------- --------------------
Option                               03/01/01          12/17/07         Common Stock        428
--------------------------          -----------      ----------        ---------------- --------------------
Option                               03/01/02          12/17/07         Common Stock        429
--------------------------          -----------      ----------        ---------------- --------------------
Option                               08/20/98          08/20/07         Common Stock      6,850
--------------------------          -----------      ----------        ---------------- --------------------
Option                               08/20/99          08/20/07         Common Stock      6,850
--------------------------          -----------      ----------        ---------------- --------------------
Option                               08/20/00          08/20/07         Common Stock      6,850
--------------------------          -----------      ----------        ---------------- --------------------
Option                               08/20/01          08/20/07         Common Stock      6,850
--------------------------          -----------      ----------        ---------------- --------------------
Option                               08/20/02          08/20/07         Common Stock      6,850
--------------------------          -----------      ----------        ---------------- --------------------


4.  Conversion or Exercise          5.  Ownership Form of                       6.  Nature of Indirect Beneficial
    Price of Derivative                 Derivative Security:                        Ownership
    Security                            Direct (D) or Indirect (I)                  (Instr. 5)
     (Instr. 4)                         (Instr. 5)

    ----------------------------        ----------------------------------          ------------------------------
     $22.125                                 D
    ----------------------------        ----------------------------------          ------------------------------
     $22.125                                 D
    ----------------------------        ----------------------------------          ------------------------------
     $22.125                                 D
    ----------------------------        ----------------------------------          ------------------------------
     $22.125                                 D
    ----------------------------        ----------------------------------          ------------------------------
     $22.125                                 D
    ----------------------------        ----------------------------------          ------------------------------
     $32.24                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $32.24                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $32.24                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $32.24                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $34.26                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $34.26                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $34.26                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $34.26                                  D
    ----------------------------        ----------------------------------          ------------------------------
     $34.26                                  D
    ----------------------------        ----------------------------------          ------------------------------


Explanation of Responses:






                                /s/ Andrew J. Welch                  12/08/99
                               ---------------------------------     -----------
                                **Signature of Reporting Person      Date


** Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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